                                                             Schedule I

                                 Transactions in the Last Sixty Days before 06/29/26

Date	Transaction	Shares	Price Per Share

Wilks Brothers, LLC (Beneficially, to both Farris Wilks and Dan Wilks)
Date	Transaction	Shares	Price Per Share
06/25/2026	Shares issued per contract	1,071,454	$4.72